Exhibit No. 99

                       Press release dated March 17, 1999

                            MOTOR CLUB OF AMERICA AND
                          NORTH EAST INSURANCE COMPANY
                           REACH DEFINITIVE AGREEMENT

     PARAMUS, NEW JERSEY AND SCARBOROUGH, MAINE, March 17, 1999 - MOTOR CLUB OF AMERICA (NASDAQ : MOTR), a property and casualty insurance holding company, and NORTH EAST INSURANCE COMPANY (NASDAQ : NEIC), a property and casualty insurer, today announced that they have signed a definitive agreement for MOTR to acquire NEIC through a merger.

     The terms of the agreement are as first announced on January 26, 1999 wherein NEIC shareholders will receive, at their individual election, (a) $3.30 per share of NEIC common stock, (b) one share of MOTR common stock for each 5.25 shares of NEIC common stock, or (c) a combination thereof. If the NEIC shareholders in the aggregate elect to exchange more than 50% of their shares for MOTR stock, the aggregate percentage will be ratably reduced to 50%.

     Consummation of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, including approval from the shareholders of MOTR and NEIC and authorization by state insurance regulators. Both MOTR and NEIC expect that these conditions will be satisfied in due course.

     Stephen A. Gilbert, President and CEO of Motor Club, said, "We are very pleased to reach a definitive merger agreement with North East. We look forward to working with Ron Libby and the Maine-based North East team once all of the necessary regulatory and shareholder approvals are received. We together believe that the merger will enable North East to enhance its profitability and prospects by diversifying product offerings, reducing its expense ratio and strengthening its distribution system."

     The parties also announced that, upon  effectiveness of the merger,  Ronald
A. Libby will become President, Chief Operating Officer and a Director of North East. Mr. Libby has been Chief Operating Officer of NEIC since December 1994.

     Ron Libby stated, "We have a partner in Motor Club which is committed to maintaining North East as an independent operation with a Maine presence. Our merger with Motor Club will only serve to strengthen our financial position and


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ability  to  compete  in Maine  and the  nearby  region  for both  personal  and commercial lines business."

     The conclusion of the merger will also mark the end of the direct involvement of Robert G. Schatz, North East's President and CEO for the last ten years. "North East's shareholders and policyholders are now able to look at a solid organization as a result of Bob's leadership," stated Ron Libby. "His efforts and vision have remade North East and enabled this merger to proceed - we all owe him a sincere debt of gratitude," Libby added.

     Cochran, Caronia & Co. is serving as financial advisor to Motor Club of America. Sandler, O'Neill & Partners, L.P. is serving as financial advisor to North East.

     Motor Club of America is a property and casualty insurance holding company for Motor Club of America Insurance Company, which writes personal automobile insurance, and Preserver Insurance Company, which writes small commercial and homeowners insurance. Both subsidiaries are separately rated B+ (Very Good) by A.M. Best, a widely recognized insurance rating and information service.

     North East Insurance Company is a property and casualty insurer located in Scarborough, Maine. North East is rated B- (Fair) by A.M. Best. Its common stock has been publicly traded since 1981.

     Forward-Looking Statement Disclaimer. This press release contains statements that are not historical facts and are considered "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of
1995), including statements concerning the expected benefits of the merger and the expected future satisfaction of conditions to consummation of the merger. Consummation of the merger and future benefits therefrom involve various risks and uncertainties, including the risk of material adverse changes in financial markets or the condition of MOTR and NEIC; risks of the imposition of unanticipated regulatory conditions to the merger; risks associated with MOTR's and NEIC's entry into new markets; and state regulatory and legislative actions which can affect the profitability of certain lines of business and impede the companies' ability to charge adequate rates.